Exhibit 99

Investor Contact:	Michael J. Zimmerman, Investor Relations, (414) 347-6596, mike.zimmerman@mgic.com
Media Contact:	Katie Monfre, Corporate Communications, (414) 347-2650, katie.monfre@mgic.com

MGIC Investment Corporation Reports Third Quarter 2016 Results
Q3 Net Income of $56.6 million or $0.14 per Diluted Share
Q3 Net Operating Income (Non-GAAP) of $102.2 million or $0.25 per Diluted Share

MILWAUKEE (October 18, 2016) - MGIC Investment Corporation (NYSE:MTG) today reported operating and financial results for the quarter ended September 30, 2016. Net income for the quarter ended September 30, 2016 was $56.6 million, or $0.14 per diluted share. Net income for the quarter ended September 30, 2015 was $822.9 million, or $1.78 per diluted share. Net income in the third quarter of 2015 included $739.3 million associated with the change in the Company’s deferred tax asset valuation allowance. Net operating income, which is defined below, was $102.2 million, or $0.25 per diluted share. Net operating income for the quarter ended September 30, 2015, was $83.1 million, or $0.20 per diluted share.

During the quarter we issued $425 million of 5.75% 2023 Senior Notes. Using a portion of these net proceeds and our common stock, we purchased $292.4 million of the 2% 2020 Convertible Senior Notes. This repurchase resulted in a pretax loss on debt extinguishment of $75.2 million. We used, and intend to use in the future, a portion of the net proceeds of the offering to purchase shares of our common stock to offset the shares used as partial consideration in the purchase of the 2% Convertible Senior Notes. Any remaining proceeds from the debt issuance will be held at the holding company for general corporate purposes. The transaction eliminated 42.1 million potentially dilutive shares.

Earlier this year, MGIC purchased $132.7 million of our holding company’s 9% Junior Convertible Debentures. These debentures are eliminated on our consolidated financial statements. Additionally, during the first half of 2016 we purchased $188.5 million of our 2017 5% Convertible Senior Notes. These earlier transactions eliminated a total of approximately 23.9 million potentially dilutive shares.

Patrick Sinks, CEO of MTG and Mortgage Guaranty Insurance Corporation ("MGIC"), said, "I am pleased to report that our insurance in force continued to grow as we added $14.2 billion of high quality new insurance, the newer books of business continue to generate low levels of new delinquent notices, the legacy books continue to runoff, and we maintained our traditionally low expense ratio.” Sinks added, “In August we accessed the senior debt markets and continued our efforts to improve and simplify our capital profile, and reduce the number of potentially dilutive shares. Finally, the holding company received another $16 million dividend from MGIC, bringing the year to date total to $48 million.”

Notable items for the quarter include:

	Q3 2016		Q3 2015		Change
New Insurance Written (billions)	$14.2		$12.4		14.4%
Insurance in force (billions) (1)	$180.1		$172.7		4.3%
Primary Delinquent Inventory (# loans) (1)	51,433		64,642		(20.4)%
Annual Persistency (1)	78.3%		80.0%
Consolidated Risk-to-capital ratio	12:6:1	(2)	13:6:1	(1)
GAAP Loss Ratio	25.7%		32.0%
GAAP Underwriting Expense Ratio (3)	14.7%		14.4%
Provision for (benefit from) income taxes (millions)	$27.1		$(695.6)
Book value per share (4)	$7.48		$6.33		18.2%

1) As of September 30, 2) preliminary as of September 30, 2016, 3) insurance operations, 4) based on shares outstanding

Total revenues for the third quarter of 2016 were $273.9 million, compared to $269.5 million in the third quarter last year. Total revenues in the third quarter of 2016 included $5.1 million of net realized investment gains compared to $0.6 million in the third quarter of 2015. Net premiums written for the quarter were $250.3 million, compared to $318.0 million for the same period last year. Net premiums earned were $237.4 million compared to $239.2 million for the same period last year. Net premiums written and earned in the third quarter of 2015 included $69.4 million and $11.6 million, respectively, associated with the previously disclosed restructuring of the April 2013 quota share reinsurance agreement.

New insurance written in the third quarter was $14.2 billion, compared to $12.4 billion in the third quarter of 2015. Persistency, or the percentage of insurance remaining in force from one year prior, was 78.3 percent at September 30, 2016, compared to 79.7 percent at December 31, 2015, and 80.0 percent at September 30, 2015. As of September 30, 2016, MGIC's primary insurance in force was $180.1 billion, compared to $174.5 billion at December 31, 2015, and $172.7 billion at September 30, 2015.

The fair value of MGIC Investment Corporation's investment portfolio, cash and cash equivalents was $5.0 billion at September 30, 2016, compared with $4.8 billion at December 31, 2015, and $5.0 billion at September 30, 2015.

At September 30, 2016, the percentage of loans that were delinquent, excluding bulk loans, was 4.1 percent, compared to 5.1 percent at December 31, 2015, and 5.3 percent at September 30, 2015. Including bulk loans, the percentage of loans that were delinquent at September 30, 2016 was 5.2 percent, compared to 6.3 percent at December 31, 2015, and 6.5 percent at September 30, 2015.

Losses incurred in the third quarter of 2016 were $60.9 million, compared to $76.5 million in the third quarter of 2015. During the third quarter of 2016 there was a $38.0 million reduction in losses incurred due to positive development on our primary loss reserves compared to $39.0 million in the third quarter of 2015. In addition to the positive development, losses incurred in the quarter reflect a lower level of new delinquent notices received and a lower claim rate when compared to the same quarter last year.

Net underwriting and other expenses were $40.4 million in the third quarter, compared to $48.4 million reported for the same period last year. Net underwriting and other expenses in the third quarter of 2015 included $11.6 million that was associated with the previously disclosed restructuring of the April 2013 quota share reinsurance agreement.

In the third quarter of 2016 a tax provision of $27.1 million was recorded compared to a tax benefit of $695.6 million for the same period last year. The increase in the tax provision was a result of the previously disclosed reversal of the company’s deferred tax asset valuation allowance in 2015.

Conference Call and Webcast Details
MGIC Investment Corporation will hold a conference call today, October 18, 2016, at 10 a.m. ET to allow securities analysts and shareholders the opportunity to hear management discuss the company’s quarterly results. The conference call number is 1-866-961-1484. The call is being webcast and can be accessed at the company's website at http://mtg.mgic.com/. A replay of the webcast will be available on the company’s website through November 19, 2016 under “Newsroom”.
About MGIC
MGIC (www.mgic.com), the principal subsidiary of MGIC Investment Corporation, serves lenders throughout the United States, Puerto Rico, and other locations helping families achieve homeownership sooner by making affordable low-down-payment mortgages a reality. At September 30, 2016, MGIC had $180.1 billion of primary insurance in force covering approximately one million mortgages.

This press release, which includes certain additional statistical and other information, including non-GAAP financial information and a supplement that contains various portfolio statistics are both available on the Company's website at https://mtg.mgic.com/ under “Newsroom.”

From time to time MGIC Investment Corporation releases important information via postings on its corporate website without making any other disclosure and intends to continue to do so in the future. Investors and other interested parties are encouraged to enroll to receive automatic email alerts and Really Simple Syndication (RSS) feeds regarding new postings. Enrollment information can be found at https://mtg.mgic.com under “Newsroom.”
Safe Harbor Statement
Forward Looking Statements and Risk Factors:
Our actual results could be affected by the risk factors below. These risk factors should be reviewed in connection with this press release and our periodic reports to the Securities and Exchange Commission (“SEC”). These risk factors may also cause actual results to differ materially from the results contemplated by forward looking statements that we may make. Forward looking statements consist of statements which relate to matters other than historical fact, including matters that inherently refer to future events. Among others, statements that include words such as “believe,” “anticipate,” “will” or “expect,” or words of similar import, are forward looking statements. We are not undertaking any obligation to update any forward looking statements or other statements we may make even though these statements may be affected by events or circumstances occurring after the forward looking statements or other statements were made. No investor should rely on the fact that such statements are current at any time other than the time at which this press release was issued.

In addition, the current period financial results included in this press release may be affected by additional information that arises prior to the filing of our Form 10-Q for the quarter ended September 30, 2016.

Use of Non-GAAP Financial Measures
We believe that use of the Non-GAAP measures of pretax operating income (loss), net operating income (loss) and net operating income (loss) per diluted share facilitate the evaluation of the company's fundamental financial performance and provide relevant and meaningful information to investors about the ongoing operating results of the company. On a consolidated basis, these measures are not recognized in accordance with accounting principles generally accepted in the United States of America (GAAP) and should not be viewed as alternatives to GAAP measures of performance. The measures described below have been established to increase transparency for the purpose of evaluating the fundamental operating trends and enabling more meaningful comparisons with our competitors.

Pretax operating income (loss) is defined as GAAP income (loss) before tax excluding the effects of net realized investment gains (losses), gain (loss) on debt extinguishment, net impairment losses recognized in income (loss) and infrequent or unusual non-operating items.

Net operating income (loss) is defined as GAAP net income (loss) excluding the after-tax effects of net realized investment gains (losses), gain (loss) on debt extinguishment, net impairment losses recognized in income (loss), infrequent or unusual non-operating items, and the effects of changes in our deferred tax valuation allowance. The amounts of adjustments to net income (loss) are tax effected using a federal statutory tax rate of 35%.

Net operating income (loss) per diluted share is calculated by dividing (i) net operating income (loss) adjusted for interest expense on convertible debt, share dilution from convertible debt, and the impact of stock-based compensation arrangements consistent with the accounting standard regarding earnings per share, whenever the impact is dilutive by (ii) diluted weighted average common shares outstanding.

Although pretax operating income (loss) and net operating income (loss) excludes certain items that have occurred in the past and are expected to occur in the future, the excluded items represent those that are: (1) not viewed as part of the operating performance of our primary activities; or (2) impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends. These adjustments, along with the reasons for their treatment, are described below. Other companies may calculate these measures differently, and, therefore, their measures may not be comparable to those used by us.

(1)
Net realized investment gains (losses). The recognition of net realized investment gains or losses can vary significantly across periods as the timing of individual securities sales is highly discretionary and is influenced by such factors as market opportunities, our tax and capital profile, and overall market cycles.

Trends in the profitability of our fundamental operating activities can be more clearly identified without the fluctuations of these realized gains and losses. We do not view them to be indicative of our fundamental operating activities. Therefore, these items are excluded from our calculation of net operating income (loss).

(2)
Gains and losses on debt extinguishment. Gains and losses on debt extinguishment result from discretionary activities that are undertaken to take advantage of market opportunities to strengthen our financial position; therefore, these activities are not viewed as part of our fundamental operating activities and their results and are excluded from our calculation of net operating income (loss).

(3)
Net impairment losses recognized in earnings. The recognition of net impairment losses on investments can vary significantly in both size and timing, depending on market credit cycles, individual issuer performance, and general economic conditions. We do not view these impairment losses to be indicative of fundamental operating activities and we exclude them from our calculation of net operating income (loss).

(4)
Deferred tax asset valuation allowance. The recognition, or reversal, of a valuation allowance against deferred tax assets is subject to significant management judgment and the effects are recorded to the discrete accounting period when recognized or reversed. Such recognition or reversal may significantly impact the discrete accounting period in which it is recorded; however recognition or reversal of a valuation allowance does not impact our cash position or operational activities. Therefore, we do not view the recognition, or reversal, of a valuation allowance against deferred tax assets to be indicative of fundamental operating activities and their effects are excluded from our calculation of net operating income (loss).

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share data)	2016	2015	2016	2015

Net premiums written	$250,324	$317,985	$731,620	$779,216
Revenues
Net premiums earned	$237,376	$239,234	$690,173	$670,030
Net investment income	27,515	25,939	82,572	75,815
Net realized investment gains	5,092	640	8,984	27,133
Other revenue	3,867	3,698	14,234	9,877
Total revenues	273,850	269,511	795,963	782,855
Losses and expenses
Losses incurred, net	60,897	76,458	192,499	248,481
Change in premium deficiency reserve	—	—	—	(23,751)
Underwriting and other expenses, net	40,445	48,443	119,776	127,343
Interest expense	13,536	17,362	40,481	52,097
Loss on debt extinguishment	75,223	—	90,531	—
Total losses and expenses	190,101	142,263	443,287	404,170
Income before tax	83,749	127,248	352,676	378,685
Provision for (benefit from) income taxes	27,131	(695,604)	117,646	(690,897)
Net income	$56,618	$822,852	$235,030	$1,069,582
Diluted income per share	$0.14	$1.78	$0.58	$2.35

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
EARNINGS PER SHARE (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share data)	2016	2015	2016	2015
Net income	$56,618	$822,852	$235,030	$1,069,582
Interest expense, net of tax:
2% Convertible Senior Notes due 2020	1,324	1,982	5,288	5,946
5% Convertible Senior Notes due 2017	673	3,050	5,080	9,150
9% Convertible Junior Subordinated Debentures due 2063	—	5,697	—	17,090
Diluted income available to common shareholders	$58,615	$833,581	$245,398	$1,101,768

Weighted average shares - basic	349,376	339,701	343,403	339,504
Effect of dilutive securities:
Unvested restricted stock units	1,395	1,983	1,428	2,128
2% Convertible Senior Notes due 2020	44,488	71,917	62,707	71,917
5% Convertible Senior Notes due 2017	10,791	25,674	13,885	25,674
9% Convertible Junior Subordinated Debentures due 2063	—	28,853	—	28,853
Weighted average common shares outstanding - diluted	406,050	468,128	421,423	468,076
Diluted income per share	$0.14	$1.78	$0.58	$2.35

Non-GAAP Reconciliations

Reconciliation of Income before tax to pretax operating income and calculation of Net operating income

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2016	2015	2016	2015
Income before tax per Statement of Operations	$83,749	$127,248	$352,676	$378,685
Adjustments:
Net realized investment gains	(5,092)	(640)	(8,984)	(27,133)
Loss on debt extinguishment	75,223	—	90,531	—
Pretax operating income	153,880	126,608	434,223	351,552

Income taxes:
Provision for income taxes(1)	51,677	43,470	146,188	122,071
Net operating income	$102,203	$83,138	$288,035	$229,481

(1) Income before tax within operating income is tax effected at our effective tax rate. The effective tax rate for the three and nine months ended September 30, 2015 excludes the effects of the change in our valuation allowance. Adjustments are tax effected at the Federal Statutory Rate of 35%.

Reconciliation of Net income to Net operating income

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2016	2015	2016	2015
Net income	$56,618	$822,852	$235,030	$1,069,582
Effect of change in deferred tax asset valuation allowance	—	(739,298)	—	(822,465)
Adjustments, net of tax(1):
Net realized investment gains	(3,310)	(416)	(5,840)	(17,636)
Loss on debt extinguishment	48,895	—	58,845	—
Net operating income	$102,203	$83,138	$288,035	$229,481

(1) Adjustments are tax effected at the Federal Statutory Rate of 35%.

Reconciliation of Net operating income per diluted share to Net income per diluted share

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net income per diluted share	$0.14	$1.78	$0.58	$2.35
Effect of change in deferred tax asset valuation allowance(1)	—	(1.58)	—	(1.76)
Net realized investment gains	(0.01)	—	(0.01)	(0.04)
Loss on debt extinguishment	0.12	—	0.14	—
Net operating income per diluted share	$0.25	$0.20	$0.71	$0.55

(1) The change in our deferred tax asset valuation allowance includes a $698.1 million reduction to our tax provision for amounts to be realized in future periods, or $1.49 per diluted share.

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	September 30,	December 31,	September 30,
(In thousands, except per share data)	2016	2015	2015
ASSETS
Investments (1)	$4,725,843	$4,663,206	$4,593,965
Cash and cash equivalents	274,743	181,120	384,536
Reinsurance recoverable on loss reserves (2)	46,863	44,487	38,748
Home office and equipment, net	32,009	30,095	29,265
Deferred insurance policy acquisition costs	17,408	15,241	14,997
Deferred income taxes, net	602,142	762,080	758,851
Other assets	174,041	172,114	175,589
Total assets	$5,873,049	$5,868,343	$5,995,951

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Loss reserves (2)	$1,535,483	$1,893,402	$1,979,943
Unearned premiums	321,326	279,973	265,119
Senior notes	417,087	—	61,953
Federal home loan bank advance	155,000	—	—
Convertible senior notes	349,073	822,301	832,802
Convertible junior debentures	256,872	389,522	389,522
Other liabilities	255,129	247,005	318,093
Total liabilities	3,289,970	3,632,203	3,847,432
Shareholders' equity	2,583,079	2,236,140	2,148,519
Total liabilities and shareholders' equity	$5,873,049	$5,868,343	$5,995,951
Book value per share (3)	$7.48	$6.58	$6.33

(1) Investments include net unrealized gains (losses) on securities	$116,291	$(26,567)	$(9,978)
(2) Loss reserves, net of reinsurance recoverable on loss reserves	$1,488,620	$1,848,915	$1,941,195
(3) Shares outstanding	345,474	339,657	339,651

Additional Information

	Q3 2016	Q2 2016	Q1 2016	Q4 2015	Q3 2015	Q2 2015
New primary insurance written (NIW) (billions)	$14.2	$12.6	$8.3	$9.8	$12.4	$11.8

Monthly premium plans (1)	11.7	9.9	6.5	7.7	10.2	9.5
Single premium plans	2.5	2.7	1.8	2.1	2.2	2.3

Direct average premium rate (bps) on NIW
Monthly (1)	58.3	60.5	64.5	64.6	63.0	63.1
Singles	167.2	166.3	166.4	159.8	176.1	168.5

New primary risk written (billions)	$3.5	$3.1	$2.1	$2.5	$3.2	$3.0

Product mix as a % of primary flow NIW
>95% LTVs	6%	5%	5%	5%	5%	5%
Singles	18%	21%	22%	22%	18%	20%
Refinances	19%	17%	18%	17%	12%	20%

Primary Insurance In Force (IIF) (billions)	$180.1	$177.5	$175.0	$174.5	$172.7	$168.8
Flow only	$170.5	$167.5	$164.8	$164.0	$161.8	$157.5

Annual Persistency	78.3%	79.6%	79.9%	79.7%	80.0%	80.4%

Primary Risk In Force (RIF) (billions)	$46.8	$46.2	$45.6	$45.5	$45.0	$44.0
Flow only	$44.1	$43.4	$42.7	$42.5	$41.9	$40.8

Total Primary RIF by FICO (%)
FICO 740 & >	49%	48%	47%	47%	47%	46%
FICO 700-739	24%	24%	24%	24%	24%	24%
FICO 660-699	15%	16%	16%	16%	16%	16%
FICO 659 & <	12%	12%	13%	13%	13%	14%

Average Coverage Ratio (RIF/IIF)	26.0%	26.1%	26.1%	26.1%	26.1%	26.0%

Average Loan Size of IIF (thousands)	$180.71	$178.89	$177.08	$175.89	$174.58	$172.37
Flow only	$183.18	$181.23	$179.32	$178.03	$176.61	$174.23

Primary IIF - # of loans	996,816	992,076	988,512	992,188	989,020	979,202
Flow only	931,047	924,474	919,229	921,166	916,230	904,055

	Q3 2016		Q2 2016		Q1 2016		Q4 2015		Q3 2015		Q2 2015
Primary IIF - Default Roll Forward - # of Loans
Beginning Default Inventory	52,558		55,590		62,633		64,642		66,357		72,236
New Notices	17,607		16,080		16,731		18,459		19,509		17,451
Cures	(15,556)		(15,640)		(19,053)		(16,910)		(17,036)		(17,897)
Paids (including those charged to a deductible or captive)	(3,051)		(3,195)		(3,373)		(3,333)		(3,958)		(4,140)
Rescissions and denials	(125)		(142)		(210)		(225)		(230)		(172)
Items removed from inventory	—		(135)		(1,138)		—		—		(1,121)
Ending Default Inventory	51,433		52,558		55,590		62,633		64,642		66,357

Primary claim received inventory included in ending default inventory	1,636		1,829		2,267		2,769		2,982		3,440

Composition of Cures
Reported delinquent and cured intraquarter	4,986		4,306		6,248		5,110		5,185		4,620

Number of payments delinquent prior to cure
3 payments or less	6,455		7,002		8,413		7,714		7,146		7,721
4-11 payments	2,786		3,099		3,077		2,836		3,005		3,789
12 payments or more	1,329		1,233		1,315		1,250		1,700		1,767
Total Cures in Quarter	15,556		15,640		19,053		16,910		17,036		17,897

Composition of Paids
Number of payments delinquent at time of claim payment
3 payments or less	16		18		25		18		20		16
4-11 payments	325		320		389		304		374		435
12 payments or more	2,710		2,857		2,959		3,011		3,564		3,689
Total Paids in Quarter	3,051		3,195		3,373		3,333		3,958		4,140

Aging of Primary Default Inventory
Consecutive months in default
3 months or less	12,333	24%	11,547	22%	10,120	18%	13,053	21%	13,991	22%	12,545	19%
4-11 months	12,648	25%	12,680	24%	15,319	28%	15,763	25%	14,703	23%	15,487	23%
12 months or more	26,452	51%	28,331	54%	30,151	54%	33,817	54%	35,948	55%	38,325	58%

Number of payments delinquent
3 payments or less	18,374	36%	17,299	33%	16,864	30%	20,360	33%	20,637	32%	19,274	29%
4-11 payments	12,282	24%	12,746	24%	14,595	26%	15,092	24%	14,890	23%	15,710	24%
12 payments or more	20,777	40%	22,513	43%	24,131	44%	27,181	43%	29,115	45%	31,373	47%

Primary IIF - # of Delinquent Loans	51,433		52,558		55,590		62,633		64,642		66,357
Flow only	38,552		39,177		41,440		47,088		48,436		49,507

Primary IIF Default Rates	5.16%		5.30%		5.62%		6.31%		6.54%		6.78%
Flow only	4.14%		4.24%		4.51%		5.11%		5.29%		5.48%

	Q3 2016		Q2 2016		Q1 2016		Q4 2015	Q3 2015		Q2 2015
Reserves
Primary
Direct Loss Reserves (millions)	$1,493		$1,574		$1,683		$1,807	$1,877		$1,993
Average Direct Reserve Per Default	$29,027		$29,939		$30,268		$28,859	$29,032		$30,033
Pool
Direct loss reserves (millions)	$32		$37		$38		$43	$49		$52
Ending default inventory	1,979		2,024		2,247		2,739	2,950		3,129
Pool claim received inventory included in ending default inventory	87		95		72		60	75		97
Reserves related to Freddie Mac settlement (millions)	$10		$21		$31		$42	$52		$63
Other Gross Reserves (millions) (3)	$—		$—		$1		$1	$2		$3

Net Paid Claims (millions) (5)	$161		$172		$222		$188	$207		$222
Total primary (excluding settlements)	$147		$153		$166		$164	$190		$196
Settlements	$1		$4		$47		$—	$—		$10
Pool - with aggregate loss limits	$1		$2		$1		$4	$3		$5
Pool - without aggregate loss limits	$2		$2		$2		$2	$3		$3
Pool - Freddie Mac settlement	$11		$10		$11		$10	$11		$10
Reinsurance	$(5)		$(4)		$(10)		$(2)	$(5)		$(8)
Other (3)	$4		$5		$5		$10	$5		$6
Reinsurance terminations (5)	$(3)		$—		$—		$—	$(15)		$—
Primary Average Claim Payment (thousands)	$48.1	(4)	$48.0	(4)	$49.3	(4)	$49.1	$48.2		$48.6
Flow only	$44.8	(4)	$45.9	(4)	$45.4	(4)	$45.6	$44.8		$45.1

Reinsurance excluding captives
% insurance inforce subject to reinsurance	75.3%		74.7%		73.7%		72.9%	71.9%		59.5%
% Quarterly NIW subject to reinsurance	88.4%		90.2%		89.1%		89.5%	90.6%		97.9%
Ceded premium written (millions)	$31.7		$30.0		$31.7		$30.0	$(46.8)	(7)	$30.9
Ceded premium earned (millions)	$31.7		$30.0		$31.7		$30.0	$11.0	(7)	$23.0
Ceded losses incurred (millions)	$7.4		$6.1		$8.5		$7.2	$4.2		$1.2
Ceding commissions (millions) (included in underwriting and other expenses)	$12.1		$11.9		$11.6		$11.4	$(2.4)	(7)	$11.7
Profit commission (millions) (included in ceded premiums)	$29.0		$29.8		$26.2		$27.0	$34.9	(7)	$27.5

Direct Pool RIF (millions)
With aggregate loss limits	$247		$249		$251		$271	$279		$282
Without aggregate loss limits	$321		$343		$365		$388	$418		$456

	Q3 2016		Q2 2016	Q1 2016		Q4 2015	Q3 2015	Q2 2015

Bulk Primary Insurance Statistics
Insurance in force (billions)	$9.6		$10.0	$10.2		$10.5	$10.9	$11.3
Risk in force (billions)	$2.7		$2.8	$2.9		$3.0	$3.1	$3.2
Average loan size (thousands)	$145.73		$146.84	$147.42		$148.15	$149.00	$149.93
Number of delinquent loans	12,881		13,381	14,150		15,545	16,206	16,850
Default rate	19.59%		19.79%	20.42%		21.89%	22.26%	22.42%
Primary paid claims (millions)	$37	(4)	$35	$43	(4)	$39	$47	$46
Average claim payment (thousands)	$61.4	(4)	$56.8	$65.1	(4)	$65.7	$62.2	$63.3

Mortgage Guaranty Insurance Corporation - Risk to Capital	11.1:1	(6)	11.6:1	12.3:1		12.1:1	12.3:1	13.2:1
Combined Insurance Companies - Risk to Capital	12.6:1	(6)	13.2:1	13.8:1		13.6:1	13.6:1	14.8:1

GAAP loss ratio (insurance operations only)	25.7%		20.1%	38.4%		42.0%	32.0%	42.3%	(2)
GAAP underwriting expense ratio (insurance operations only)	14.7%		13.9%	16.9%		13.9%	14.4%	15.0%

Note: The FICO credit score for a loan with multiple borrowers is the lowest of the borrowers’ “decision FICO scores.” A borrower’s “decision FICO score” is determined as follows: if there are three FICO scores available, the middle FICO score is used; if two FICO scores are available, the lower of the two is used; if only one FICO score is available, it is used.

Note: Average claim paid may vary from period to period due to amounts associated with mitigation efforts.

(1) Includes loans with annual and split payments.

(2) As calculated, does not reflect any effects due to premium deficiency.

(3) Includes Australian operations through Q4 2015.

(4) Excludes claim settlements

(5) Net paid claims, as presented, does not include amounts received in conjunction with terminations or commutations of reinsurance agreements.

(6) Preliminary

(7) In the third quarter of 2015, the April 2013 quota share reinsurance agreement was restructured via a commutation and new agreement. The effects of the new agreement for the third quarter of 2015 were as follows (in millions):

Ceded premium written	$22.6
Ceded premium earned	$22.6
Ceding commissions	$9.2
Profit commissions	$23.3

Risk Factors

As used below, “we,” “our” and “us” refer to MGIC Investment Corporation’s consolidated operations or to MGIC Investment Corporation, as the context requires, and “MGIC” refers to Mortgage Guaranty Insurance Corporation.
Competition or changes in our relationships with our customers could reduce our revenues, reduce our premium yields and / or increase our losses.
Our private mortgage insurance competitors include:

•	Arch Mortgage Insurance Company,

•	Essent Guaranty, Inc.,

•	Genworth Mortgage Insurance Corporation,

•	National Mortgage Insurance Corporation,

•	Radian Guaranty Inc., and

•
United Guaranty Residential Insurance Company (the parent company of Arch Mortgage Insurance Company has agreed to acquire United Guaranty Residential Insurance Company in a transaction expected to close in the fourth quarter of 2016 or the first quarter of 2017).

The private mortgage insurance industry is highly competitive and is expected to remain so. We believe that we currently compete with other private mortgage insurers based on pricing, underwriting requirements, financial strength, customer relationships, name recognition, reputation, the strength of our management team and field organization, the ancillary products and services provided to lenders (including contract underwriting services), the depth of our databases covering insured loans and the effective use of technology and innovation in the delivery and servicing of our mortgage insurance products.
Much of the competition has been centered on pricing practices in the market which have included: (i) reductions in standard filed rates on borrower-paid policies, (ii) use by certain competitors of a spectrum of filed rates to allow for formulaic, risk-based pricing (commonly referred to as “black-box” pricing); and (iii) use of customized rates (discounted from published rates) on lender-paid, single premium policies. The willingness of mortgage insurers to offer reduced pricing (through filed or customized rates) has been met with an increased demand from various lenders for reduced rate products. This has further intensified pricing competition.
In response to the revised financial requirements contained in the private mortgage insurer eligibility requirements ("PMIERs") of Fannie Mae and Freddie Mac (the “GSEs”), and reflecting the competitive environment of the private mortgage insurance industry, we changed our premium rates effective in April 2016. In general, the revisions decreased our filed premium rates on some higher-FICO score loans and increased our filed premium rates on some lower-FICO score loans. In addition to the revisions to our filed rates, we continue to use the authority set forth in our rate filings to negotiate customized lender-paid single premium policy rates on a selective basis. We expect that our current premium rates will put downward pressure on our new insurance written from lower-FICO score loans. We believe our pricing revisions will allow us to compete more effectively; however, there can be no assurance that pricing competition will not intensify further, which could result in a decrease in new insurance written and/or returns.
In each of 2015 and the first three quarters of 2016, approximately 5% of our new insurance written was for loans for which one lender was the original insured. Our relationships with our customers could be adversely affected by a variety of factors, including premium rates higher than can be obtained from competitors, tightening of and adherence to our underwriting requirements, which may result in our declining to insure some of the loans originated by our customers, and insurance rescissions and curtailments that affect the customer. We have ongoing discussions with lenders who are significant customers regarding their objections to our claims paying practices.
Substantially all of our insurance written since 2008 has been for loans purchased by the GSEs. The current PMIERs of the GSEs require a mortgage insurer to maintain a minimum amount of assets to support its insured risk, as discussed in our risk factor titled “We may not continue to meet the GSEs’ private mortgage insurer eligibility requirements and our returns may decrease as we are required to maintain more capital in order to maintain our eligibility.” The PMIERs do not require an insurer to maintain minimum financial strength ratings. However, a downgrade in our financial strength ratings could have an adverse effect on us in many ways, including increased scrutiny of our financial condition by our customers, potentially resulting in a decrease in the amount of our new insurance written. In addition, we believe that financial strength ratings may be a significant consideration for participants seeking to secure credit enhancement in the non-GSE mortgage market. While this market has been limited since the financial crisis, it may grow in the future. Our ability to participate in the non-GSE mortgage market could depend on our ability to maintain and improve our investment grade ratings for our mortgage insurance subsidiaries. We could be competitively disadvantaged with some market participants because the financial strength ratings of our insurance subsidiaries are lower than those of some competitors. MGIC's financial strength rating from Moody’s is Baa3 (with a stable outlook) and from Standard & Poor’s is BBB (with a stable outlook). It is possible that MGIC’s financial strength ratings could decline from these levels.
Financial strength ratings may also play a greater role if the GSEs no longer operate in their current capacities, for example, due to legislative or regulatory action. In addition, although the PMIERs do not require minimum financial strength ratings, the GSEs consider financial strength ratings to be important when utilizing forms of credit enhancement other than traditional mortgage insurance, including in the credit risk transfer offering discussed in our risk factor titled "The amount of insurance we write could be adversely affected if lenders and investors select alternatives to private mortgage insurance." If we are unable to compete effectively in the current or any future markets as a result of the financial strength ratings assigned to our insurance subsidiaries, our future new insurance written could be negatively affected.
The amount of insurance we write could be adversely affected if lenders and investors select alternatives to private mortgage insurance.
Alternatives to private mortgage insurance include:

•	lenders using FHA, VA and other government mortgage insurance programs,

•	lenders and other investors holding mortgages in portfolio and self-insuring,

•	investors using risk mitigation and credit risk transfer techniques other than private mortgage insurance, and

•
lenders originating mortgages using piggyback structures to avoid private mortgage insurance, such as a first mortgage with an 80% loan-to-value ratio and a second mortgage with a 10%, 15% or 20% loan-to-value ratio (referred to as 80-10-10, 80-15-5 or 80-20 loans, respectively) rather than a first mortgage with a 90%, 95% or 100% loan-to-value ratio that has private mortgage insurance.

Investors (including the GSEs) have used risk mitigation and credit risk transfer techniques other than private mortgage insurance, such as obtaining insurance from non-mortgage insurers, engaging in credit-linked note transactions executed in the capital markets, or using other forms of debt issuances or securitizations that transfer credit risk directly to other investors; using other risk mitigation techniques in conjunction with reduced levels of private mortgage insurance coverage; or accepting credit risk without credit enhancement. Although the risk mitigation and credit risk transfer techniques used by the GSEs in the past several years have not displaced primary mortgage insurance, we cannot predict the impact of future transactions. In the third quarter of 2016, Freddie Mac launched a new credit risk transfer offering that involved forward credit insurance policies written by a panel of mortgage insurance company affiliates, including an affiliate of MGIC. The policies provide additional coverage beyond the primary mortgage insurance on 30-year fixed-rate mortgages with 80-95% loan-to-value ratios ("LTVs"). It is difficult to predict the amount of risk that will be insured under such transactions in the future. The amount of capital we have allocated to this pilot program and the associated premiums are immaterial. Future participation in credit risk transfers will need to be evaluated based upon the terms offered and expected returns.
The FHA's share of the low down payment residential mortgages that were subject to FHA, VA or primary private mortgage insurance was an estimated 37.2% in the first half of 2016, compared to 40.2% in 2015 and 33.9% in 2014. In the past ten years, the FHA’s share has been as low as 15.5% in 2006 and as high as 70.8% in 2009. Factors that influence the FHA’s market share include relative rates and fees, underwriting guidelines and loan limits of the FHA, VA, private mortgage insurers and the GSEs; flexibility for the FHA to establish new products as a result of federal legislation and programs; returns expected to be obtained by lenders for Ginnie Mae securitization of FHA-insured loans compared to those obtained from selling loans to Fannie Mae or Freddie Mac for securitization; and differences in policy terms, such as the ability of a borrower to cancel insurance coverage under certain circumstances. We cannot predict how these factors or the FHA’s share of new insurance written will change in the future.
The VA's share of the low down payment residential mortgages that were subject to FHA, VA or primary private mortgage insurance was an estimated 27.2% in the first half of 2016, compared to 24.7% in 2015 and 25.4% in 2014 (which had been its highest annual market share in ten years). The VA’s lowest market share in the past ten years was 5.4% in 2007. We believe that the VA’s market share has generally been increasing because the VA offers 100% LTV loans and charges a one-time funding fee that can be included in the loan amount but no additional monthly expense, and because of an increase in the number of borrowers who are eligible for the VA’s program.
Changes in the business practices of the GSEs, federal legislation that changes their charters or a restructuring of the GSEs could reduce our revenues or increase our losses.
The GSEs’ charters generally require credit enhancement for a low down payment mortgage loan (a loan amount that exceeds 80% of a home’s value) in order for such loan to be eligible for purchase by the GSEs. Lenders generally have used private mortgage insurance to satisfy this credit enhancement requirement and low down payment mortgages purchased by the GSEs generally are insured with private mortgage insurance. As a result, the business practices of the GSEs greatly impact our business and include:

•
private mortgage insurer eligibility requirements of the GSEs (for information about the financial requirements included in the PMIERs, see our risk factor titled “We may not continue to meet the GSEs’ private mortgage insurer eligibility requirements and our returns may decrease as we are required to maintain more capital in order to maintain our eligibility”),

•
the level of private mortgage insurance coverage, subject to the limitations of the GSEs’ charters (which may be changed by federal legislation), when private mortgage insurance is used as the required credit enhancement on low down payment mortgages,

•	the amount of loan level price adjustments and guaranty fees (which result in higher costs to borrowers) that the GSEs assess on loans that require private mortgage insurance,

•	whether the GSEs influence the mortgage lender’s selection of the mortgage insurer providing coverage and, if so, any transactions that are related to that selection,

•
the underwriting standards that determine which loans are eligible for purchase by the GSEs, which can affect the quality of the risk insured by the mortgage insurer and the availability of mortgage loans,

•	the terms on which mortgage insurance coverage can be canceled before reaching the cancellation thresholds established by law,

•	the programs established by the GSEs intended to avoid or mitigate loss on insured mortgages and the circumstances in which mortgage servicers must implement such programs,

•	the terms that the GSEs require to be included in mortgage insurance policies for loans that they purchase,

•	the extent to which the GSEs intervene in mortgage insurers’ rescission practices or rescission settlement practices with lenders, and

•	the maximum loan limits of the GSEs in comparison to those of the FHA and other investors.
The Federal Housing Finance Agency (“FHFA”) is the conservator of the GSEs and has the authority to control and direct their operations. The increased role that the federal government has assumed in the residential housing finance system through the GSE conservatorship may increase the likelihood that the business practices of the GSEs change in ways that have a material adverse effect on us and that the charters of the GSEs are changed by new federal legislation. The financial reform legislation that was passed in July 2010 (the “Dodd-Frank Act”) required the U.S. Department of the Treasury to report its recommendations regarding options for ending the conservatorship of the GSEs. This report did not provide any definitive timeline for GSE reform; however, it did recommend using a combination of federal housing policy changes to wind down the GSEs, shrink the government’s footprint in housing finance (including FHA insurance), and help bring private capital back to the mortgage market. Since then, members of Congress introduced several bills intended to change the business practices of the GSEs and the FHA; however, no legislation has been enacted. As a result of the matters referred to above, it is uncertain what role the GSEs, FHA and private capital, including private mortgage insurance, will play in the residential housing finance system in the future or the impact of any such changes on our business. In addition, the timing of the impact of any resulting changes on our business is uncertain. Most meaningful changes would require Congressional action to implement and it is difficult to estimate when Congressional action would be final and how long any associated phase-in period may last.
We may not continue to meet the GSEs’ private mortgage insurer eligibility requirements and our returns may decrease as we are required to maintain more capital in order to maintain our eligibility.
We must comply with the PMIERs to be eligible to insure loans purchased by the GSEs. The PMIERs include financial requirements, as well as business, quality control and certain transaction approval requirements. The financial requirements of the PMIERs require a mortgage insurer’s “Available Assets” (generally only the most liquid assets of an insurer) to equal or exceed its “Minimum Required Assets” (which are based on an insurer’s book and are calculated from tables of factors with several risk dimensions and are subject to a floor amount). Based on our interpretation of the PMIERs, as of September 30, 2016, MGIC’s Available Assets are $4.7 billion and its Minimum Required Assets are $4.1 billion. MGIC is in compliance with the PMIERs and eligible to insure loans purchased by the GSEs.
If MGIC ceases to be eligible to insure loans purchased by one or both of the GSEs, it would significantly reduce the volume of our new business writings. Factors that may negatively impact MGIC’s ability to continue to comply with the financial requirements of the PMIERs include the following:

•
The GSEs may reduce the amount of credit they allow under the PMIERs for the risk ceded under our quota share reinsurance transaction. The GSEs’ ongoing approval of that transaction is subject to several conditions and the transaction will be reviewed under the PMIERs at least annually by the GSEs. For more information about the transaction, see our risk factor titled “The mix of business we write affects our Minimum Required Assets under the PMIERs, our premium yields and the likelihood of losses occurring.”

•
The GSEs could make the PMIERs more onerous in the future; in this regard, the PMIERs provide that the tables of factors that determine Minimum Required Assets will be updated every two years and may be updated more frequently to reflect changes in macroeconomic conditions or loan performance. The GSEs will provide notice 180 days prior to the effective date of table updates. In addition, the GSEs may amend the PMIERs at any time.

•
Our future operating results may be negatively impacted by the matters discussed in the rest of these risk factors. Such matters could decrease our revenues, increase our losses or require the use of assets, thereby creating a shortfall in Available Assets.

•
Should additional capital be needed by MGIC in the future, additional capital contributions from our holding company may not be available due to competing demands on holding company resources, including for repayment of debt.

While on an overall basis, the amount of Available Assets MGIC must hold in order to continue to insure GSE loans increased under the PMIERs over what state regulation currently requires, our reinsurance transaction mitigates the negative effect of the PMIERs on our returns. In this regard, see the first bullet point above.
The benefit of our net operating loss carryforwards may become substantially limited.
As of September 30, 2016, we had approximately $1.6 billion of net operating losses for tax purposes that we can use in certain circumstances to offset future taxable income and thus reduce our federal income tax liability. Our ability to utilize these net operating losses to offset future taxable income may be significantly limited if we experience an “ownership change” as defined in Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). In general, an ownership change will occur if there is a cumulative change in our ownership by “5-percent shareholders” (as defined in the Code) that exceeds 50 percentage points over a rolling three-year period. A corporation that experiences an ownership change will generally be subject to an annual limitation on the corporation’s subsequent use of net operating loss carryovers that arose from pre-ownership change periods and use of losses that are subsequently recognized with respect to assets that had a built-in-loss on the date of the ownership change. The amount of the annual limitation generally equals the fair value of the corporation immediately before the ownership change multiplied by the long-term tax-exempt interest rate (subject to certain adjustments). To the extent that the limitation in a post-ownership-change year is not fully utilized, the amount of the limitation for the succeeding year will be increased.

While we have adopted our Amended and Restated Rights Agreement to minimize the likelihood of transactions in our stock resulting in an ownership change, future issuances of equity-linked securities or transactions in our stock and equity-linked securities that may not be within our control may cause us to experience an ownership change. If we experience an ownership change, we may not be able to fully utilize our net operating losses, resulting in additional income taxes and a reduction in our shareholders’ equity.
We are involved in legal proceedings and are subject to the risk of additional legal proceedings in the future.
Before paying a claim, we review the loan and servicing files to determine the appropriateness of the claim amount. All of our insurance policies provide that we can reduce or deny a claim if the servicer did not comply with its obligations under our insurance policy. We call such reduction of claims “curtailments.” In 2015 and the first three quarters of 2016, curtailments reduced our average claim paid by approximately 6.7% and 5.4%, respectively.
When reviewing the loan file associated with a claim, we may determine that we have the right to rescind coverage on the loan. (In our SEC reports, we refer to insurance rescissions and denials of claims collectively as “rescissions” and variations of that term.) In recent quarters, approximately 4% of claims received in a quarter have been resolved by rescissions, down from the peak of approximately 28% in the first half of 2009. Our loss reserving methodology incorporates our estimates of future rescissions, curtailments, and reversals of rescissions and curtailments. A variance between ultimate actual rescission, curtailment and reversal rates and our estimates, as a result of the outcome of litigation, settlements or other factors, could materially affect our losses.
When the insured disputes our right to curtail claims or rescind coverage, we generally engage in discussions in an attempt to settle the dispute. If we are unable to reach a settlement, the outcome of a dispute ultimately would be determined by legal proceedings.
Until a liability associated with settlement discussions or legal proceedings becomes probable and can be reasonably estimated, we consider our claim payment or rescission resolved for financial reporting purposes. Under ASC 450-20, an estimated loss from such discussions and proceedings is accrued for only if we determine that the loss is probable and can be reasonably estimated. In such cases, we have recorded our best estimate of our probable loss. If we are not able to implement settlements we consider probable, we intend to defend MGIC vigorously against any related legal proceedings.
In addition to matters for which we have recorded a probable loss, we are involved in other discussions and/or proceedings with insureds with respect to our claims paying practices. Although it is reasonably possible that when these matters are resolved we will not prevail in all cases, we are unable to make a reasonable estimate or range of estimates of the potential liability. We estimate the maximum exposure associated with matters where a loss is reasonably possible to be approximately $281 million, although we believe (but can give no assurance that) we will ultimately resolve these matters for significantly less than this amount. This estimate of our maximum exposure does not include interest or consequential or exemplary damages.
Mortgage insurers, including MGIC, have been involved in litigation and regulatory actions related to alleged violations of the anti-referral fee provisions of the Real Estate Settlement Procedures Act, which is commonly known as RESPA, and the notice provisions of the Fair Credit Reporting Act, which is commonly known as FCRA. For MGIC, while these proceedings in the aggregate have not resulted in material liability, were there to be future proceedings under these laws, there can be no assurance that the outcome would not have a material adverse affect on us. In addition, various regulators, including the CFPB, state insurance commissioners and state attorneys general may bring other actions seeking various forms of relief in connection with alleged violations of RESPA. The insurance law provisions of many states prohibit paying for the referral of insurance business and provide various mechanisms to enforce this prohibition. While we believe our practices are in conformity with applicable laws and regulations, it is not possible to predict the eventual scope, duration or outcome of any such reviews or investigations nor is it possible to predict their effect on us or the mortgage insurance industry.
In addition to the matters described above, we are involved in other legal proceedings in the ordinary course of business. In our opinion, based on the facts known at this time, the ultimate resolution of these ordinary course legal proceedings will not have a material adverse effect on our financial position or results of operations.
We are subject to comprehensive regulation and other requirements, which we may fail to satisfy.

We are subject to comprehensive, detailed regulation by state insurance departments. These regulations are principally designed for the protection of our insured policyholders, rather than for the benefit of investors. Although their scope varies, state insurance laws generally grant broad supervisory powers to agencies or officials to examine insurance companies and enforce rules or exercise discretion affecting almost every significant aspect of the insurance business. State insurance regulatory authorities could take actions, including changes in capital requirements, that could have a material adverse effect on us. For more information about state capital requirements, see our risk factor titled “State capital requirements may prevent us from continuing to write new insurance on an uninterrupted basis.” To the extent that we are construed to make independent credit decisions in connection with our contract underwriting activities, we also could be subject to increased regulatory requirements under the Equal Credit Opportunity Act, commonly known as ECOA, the FCRA, and other laws. For more details about the various ways in which our subsidiaries are regulated, see “Regulation” in Item 1 of our Annual Report on Form 10-K filed with the SEC on February 26, 2016. In addition to regulation by state insurance regulators, the CFPB may issue additional rules or regulations, which may materially affect our business.
In December 2013, the U.S. Treasury Department’s Federal Insurance Office released a report that calls for federal standards and oversight for mortgage insurers to be developed and implemented. It is uncertain what form the standards and oversight will take and when they will become effective.
Resolution of our dispute with the Internal Revenue Service could adversely affect us.
As previously disclosed, the Internal Revenue Service (“IRS”) completed examinations of our federal income tax returns for the years 2000 through 2007 and issued proposed assessments for taxes, interest and penalties related to our treatment of the flow-through income and loss from an investment in a portfolio of residual interests of Real Estate Mortgage Investment Conduits (“REMICs”). The IRS indicated that it did not believe that, for various reasons, we had established sufficient tax basis in the REMIC residual interests to deduct the losses from taxable income. We appealed these assessments within the IRS and in August 2010, we reached a tentative settlement agreement with the IRS which was not finalized.
In 2014, we received Notices of Deficiency (commonly referred to as “90 day letters”) covering the 2000-2007 tax years. The Notices of Deficiency reflect taxes and penalties related to the REMIC matters of $197.5 million and at September 30, 2016, there would also be interest related to these matters of approximately $195.9 million. In 2007, we made a payment of $65.2 million to the United States Department of the Treasury which will reduce any amounts we would ultimately owe. The Notices of Deficiency also reflect additional amounts due of $261.4 million, which are primarily associated with the disallowance of the carryback of the 2009 net operating loss to the 2004-2007 tax years. We believe the IRS included the carryback adjustments as a precaution to keep open the statute of limitations on collection of the tax that was refunded when this loss was carried back, and not because the IRS actually intends to disallow the carryback permanently.
We filed a petition with the U.S. Tax Court contesting most of the IRS’ proposed adjustments reflected in the Notices of Deficiency and the IRS filed an answer to our petition which continues to assert their claim. The case has twice been scheduled for trial and in each instance, the parties jointly filed, and the U.S. Tax Court approved (most recently in February 2016), motions for continuance to postpone the trial date. Also in February 2016, the U.S. Tax Court approved a joint motion to consolidate for trial, briefing, and opinion, our case with similar cases of Radian Group, Inc., as successor to Enhance Financial Services Group, Inc., et al. Litigation to resolve our dispute with the IRS could be lengthy and costly in terms of legal fees and related expenses. We can provide no assurance regarding the outcome of any such litigation or whether a compromised settlement with the IRS will ultimately be reached and finalized. Depending on the outcome of this matter, additional state income taxes and state interest may become due when a final resolution is reached. As of September 30, 2016, those state taxes and interest would approximate $50.2 million. In addition, there could also be state tax penalties. Our total amount of unrecognized tax benefits as of September 30, 2016 is $107.9 million, which represents the tax benefits generated by the REMIC portfolio included in our tax returns that we have not taken benefit for in our financial statements, including any related interest. We continue to believe that our previously recorded tax provisions and liabilities are appropriate. However, we would need to make appropriate adjustments, which could be material, to our tax provision and liabilities if our view of the probability of success in this matter changes, and the ultimate resolution of this matter could have a material negative impact on our effective tax rate, results of operations, cash flows, available assets and statutory capital. In this regard, see our risk factors titled “We may not continue to meet the GSEs’ private mortgage insurer eligibility requirements and our returns may decrease as we are required to maintain more capital in order to maintain our eligibility” and “State capital requirements may prevent us from continuing to write new insurance on an uninterrupted basis.”

Because we establish loss reserves only upon a loan default rather than based on estimates of our ultimate losses on risk in force, losses may have a disproportionate adverse effect on our earnings in certain periods.
In accordance with accounting principles generally accepted in the United States, commonly referred to as GAAP, we establish reserves for insurance losses and loss adjustment expenses only when notices of default on insured mortgage loans are received and for loans we estimate are in default but for which notices of default have not yet been reported to us by the servicers (this is often referred to as “IBNR”). Because our reserving method does not take account of losses that could occur from loans that are not delinquent, such losses are not reflected in our financial statements, except in the case where a premium deficiency exists. As a result, future losses on loans that are not currently delinquent may have a material impact on future results as such losses emerge.
Because loss reserve estimates are subject to uncertainties, paid claims may be substantially different than our loss reserves.
When we establish reserves, we estimate the ultimate loss on delinquent loans using estimated claim rates and claim amounts. The estimated claim rates and claim amounts represent our best estimates of what we will actually pay on the loans in default as of the reserve date and incorporate anticipated mitigation from rescissions and curtailments. The establishment of loss reserves is subject to inherent uncertainty and requires judgment by management. The actual amount of the claim payments may be substantially different than our loss reserve estimates. Our estimates could be adversely affected by several factors, including a deterioration of regional or national economic conditions, and an increase in the length of time a loan has been delinquent before a claim is received. The deterioration in conditions may include an increase in unemployment, reducing borrowers’ income and thus their ability to make mortgage payments, and a decrease in housing values, which may affect borrower willingness to continue to make mortgage payments when the value of the home is below the mortgage balance. Changes to our estimates could have a material impact on our future results, even in a stable economic environment. In addition, historically, losses incurred have followed a seasonal trend in which the second half of the year has weaker credit performance than the first half, with higher new default notice activity and a lower cure rate.
We rely on our management team and our business could be harmed if we are unable to retain qualified personnel or successfully develop and/or recruit their replacements.
Our success depends, in part, on the skills, working relationships and continued services of our management team and other key personnel. The unexpected departure of key personnel could adversely affect the conduct of our business. In such event, we would be required to obtain other personnel to manage and operate our business. In addition, we will be required to replace the knowledge and expertise of our aging workforce as our workers retire. In either case, there can be no assurance that we would be able to develop or recruit suitable replacements for the departing individuals; that replacements could be hired, if necessary, on terms that are favorable to us; or that we can successfully transition such replacements in a timely manner. We currently have not entered into any employment agreements with our officers or key personnel. Volatility or lack of performance in our stock price may affect our ability to retain our key personnel or attract replacements should key personnel depart. Without a properly skilled and experienced workforce, our costs, including productivity costs and costs to replace employees may increase, and this could negatively impact our earnings.
Loan modification and other similar programs may not continue to provide substantial benefits to us.
The federal government, including through the U.S. Department of the Treasury and the GSEs, and several lenders have modification and refinance programs to make loans more affordable to borrowers with the goal of reducing the number of foreclosures. These programs include the Home Affordable Modification Program (“HAMP”) and the Home Affordable Refinance Program (“HARP”). During 2015 and the first three quarters of 2016, we were notified of modifications that cured delinquencies that had they become paid claims would have resulted in approximately $0.6 billion and $0.4 billion, respectively, of estimated claim payments. These levels are down from a high of $3.2 billion in 2010.
In 2015 and the first three quarters of 2016, approximately 16% and 15%, respectively, of our primary cures were the result of modifications, with HAMP accounting for approximately 66% and 64% of the modifications in each of those periods, respectively. Although the HAMP and HARP programs have been extended through December 2016 and September 2017, respectively, we believe that we have realized the majority of the benefits from them because the number of loans insured by us that we are aware are entering those programs has decreased significantly.

We cannot determine the total benefit we may derive from loan modification programs, particularly given the uncertainty around the re-default rates for defaulted loans that have been modified. Our loss reserves do not account for potential re-defaults of current loans.
If the volume of low down payment home mortgage originations declines, the amount of insurance that we write could decline, which would reduce our revenues.
The factors that affect the volume of low down payment mortgage originations include:

•	restrictions on mortgage credit due to more stringent underwriting standards, liquidity issues or risk-retention and/or capital requirements affecting lenders ,

•	the level of home mortgage interest rates and the deductibility of mortgage interest for income tax purposes,

•	the health of the domestic economy as well as conditions in regional and local economies and the level of consumer confidence,

•	housing affordability,

•	population trends, including the rate of household formation,

•	the rate of home price appreciation, which in times of heavy refinancing can affect whether refinanced loans have loan-to-value ratios that require private mortgage insurance, and

•	government housing policy encouraging loans to first-time homebuyers.
A decline in the volume of low down payment home mortgage originations could decrease demand for mortgage insurance, decrease our new insurance written and reduce our revenues. For other factors that could decrease the demand for mortgage insurance, see our risk factor titled “The amount of insurance we write could be adversely affected if lenders and investors select alternatives to private mortgage insurance.”
State capital requirements may prevent us from continuing to write new insurance on an uninterrupted basis.
The insurance laws of 16 jurisdictions, including Wisconsin, our domiciliary state, require a mortgage insurer to maintain a minimum amount of statutory capital relative to the risk in force (or a similar measure) in order for the mortgage insurer to continue to write new business. We refer to these requirements as the “State Capital Requirements.” While they vary among jurisdictions, the most common State Capital Requirements allow for a maximum risk-to-capital ratio of 25 to 1. A risk-to-capital ratio will increase if (i) the percentage decrease in capital exceeds the percentage decrease in insured risk, or (ii) the percentage increase in capital is less than the percentage increase in insured risk. Wisconsin does not regulate capital by using a risk-to-capital measure but instead requires a minimum policyholder position (“MPP”). The “policyholder position” of a mortgage insurer is its net worth or surplus, contingency reserve and a portion of the reserves for unearned premiums.
At September 30, 2016, MGIC’s preliminary risk-to-capital ratio was 11.1 to 1, below the maximum allowed by the jurisdictions with State Capital Requirements, and its preliminary policyholder position was $1.4 billion above the required MPP of $1.1 billion. In calculating our risk-to-capital ratio and MPP, we are allowed full credit for the risk ceded under our reinsurance transaction with a group of unaffiliated reinsurers. It is possible that under the revised State Capital Requirements discussed below, MGIC will not be allowed full credit for the risk ceded to the reinsurers. If MGIC is not allowed an agreed level of credit under either the State Capital Requirements or the PMIERs, MGIC may terminate the reinsurance agreement, without penalty. At this time, we expect MGIC to continue to comply with the current State Capital Requirements; however, you should read the rest of these risk factors for information about matters that could negatively affect such compliance.
At September 30, 2016, the preliminary risk-to-capital ratio of our combined insurance operations (which includes a reinsurance affiliate) was 12.6 to 1. Reinsurance transactions with our affiliate permit MGIC to write insurance with a higher coverage percentage than it could on its own under certain state-specific requirements. A higher risk-to-capital ratio on a combined basis may indicate that, in order for MGIC to continue to utilize reinsurance arrangements with its affiliates, additional capital contributions to the reinsurance affiliates could be needed.

The NAIC previously announced that it plans to revise the minimum capital and surplus requirements for mortgage insurers that are provided for in its Mortgage Guaranty Insurance Model Act. In May 2016, a working group of state regulators released an exposure draft of a risk-based capital framework to establish capital requirements for mortgage insurers, although no date has been established by which the NAIC must propose revisions to the capital requirements. We continue to evaluate the impact of the framework contained in the exposure draft, including the potential impact of certain items that have not yet been completely addressed by the framework which include: the treatment of ceded risk, minimum capital floors, and action level triggers. Currently we believe that the PMIERs contain the more restrictive capital requirements in most circumstances.
While MGIC currently meets the State Capital Requirements of Wisconsin and all other jurisdictions, it could be prevented from writing new business in the future in all jurisdictions if it fails to meet the State Capital Requirements of Wisconsin, or it could be prevented from writing new business in a particular jurisdiction if it fails to meet the State Capital Requirements of that jurisdiction, and in each case MGIC does not obtain a waiver of such requirements. It is possible that regulatory action by one or more jurisdictions, including those that do not have specific State Capital Requirements, may prevent MGIC from continuing to write new insurance in such jurisdictions. If we are unable to write business in all jurisdictions, lenders may be unwilling to procure insurance from us anywhere. In addition, a lender’s assessment of the future ability of our insurance operations to meet the State Capital Requirements or the PMIERs may affect its willingness to procure insurance from us. In this regard, see our risk factor titled “Competition or changes in our relationships with our customers could reduce our revenues, reduce our premium yields and/or increase our losses.” A possible future failure by MGIC to meet the State Capital Requirements or the PMIERs will not necessarily mean that MGIC lacks sufficient resources to pay claims on its insurance liabilities. While we believe MGIC has sufficient claims paying resources to meet its claim obligations on its insurance in force on a timely basis, you should read the rest of these risk factors for information about matters that could negatively affect MGIC’s claims paying resources.
Downturns in the domestic economy or declines in the value of borrowers’ homes from their value at the time their loans closed may result in more homeowners defaulting and our losses increasing, with a corresponding decrease in our returns.
Losses result from events that reduce a borrower’s ability or willingness to continue to make mortgage payments, such as unemployment, health issues, family status, and whether the home of a borrower who defaults on his mortgage can be sold for an amount that will cover unpaid principal and interest and the expenses of the sale. In general, favorable economic conditions reduce the likelihood that borrowers will lack sufficient income to pay their mortgages and also favorably affect the value of homes, thereby reducing and in some cases even eliminating a loss from a mortgage default. A deterioration in economic conditions, including an increase in unemployment, generally increases the likelihood that borrowers will not have sufficient income to pay their mortgages and can also adversely affect housing values, which in turn can influence the willingness of borrowers with sufficient resources to make mortgage payments to do so when the mortgage balance exceeds the value of the home. Housing values may decline even absent a deterioration in economic conditions due to declines in demand for homes, which in turn may result from changes in buyers’ perceptions of the potential for future appreciation, restrictions on and the cost of mortgage credit due to more stringent underwriting standards, higher interest rates generally, changes to the deductibility of mortgage interest for income tax purposes, or other factors. Changes in housing values and unemployment levels are inherently difficult to forecast given the uncertainty in the current market environment, including uncertainty about the effect of actions the federal government has taken and may take with respect to tax policies, mortgage finance programs and policies, and housing finance reform.
The mix of business we write affects our Minimum Required Assets under the PMIERs, our premium yields and the likelihood of losses occurring.
The Minimum Required Assets under the PMIERs are, in part, a function of the direct risk-in-force and the risk profile of the loans we insure, considering loan-to-value ratio, credit score, vintage, HARP status and delinquency status; and whether the loans were insured under lender-paid mortgage insurance policies or other policies that are not subject to automatic termination consistent with the Homeowners Protection Act requirements for borrower paid mortgage insurance. Therefore, if our direct risk-in-force increases through increases in new insurance written, or if our mix of business changes to include loans with higher loan-to-value ratios or lower FICO scores, for example, or if we insure more loans under lender-paid mortgage insurance policies, we will be required to hold more Available Assets in order to maintain GSE eligibility.
The minimum capital required by the risk-based capital framework contained in the exposure draft released by the NAIC in May 2016 would be, in part, a function of certain loan factors, including property location, loan-to-value ratio and credit score; general underwriting quality in the market at the time of loan origination; the age of the loan; and the premium rate we charge. Depending on the provisions of the capital requirements when they are released in final form and become effective, our mix of business may affect the minimum capital we are required to hold under the new framework.
Beginning in 2014, we have increased the percentage of our business from lender-paid single premium policies. Depending on the actual life of a single premium policy and its premium rate relative to that of a monthly premium policy, a single premium policy may generate more or less premium than a monthly premium policy over its life.
We entered into a quota share reinsurance transaction with a group of unaffiliated reinsurers that was restructured effective July 1, 2015. Although the transaction reduces our premiums, it has a lesser impact on our overall results, as losses ceded under the transaction reduce our losses incurred and the ceding commission we receive reduces our underwriting expenses. The net cost of reinsurance, with respect to a covered loan, is 6% (but can be lower if losses are materially higher than we expect). This cost is derived by dividing the reduction in our pre-tax net income from such loan with reinsurance by our direct (that is, without reinsurance) premiums from such loan. Although the net cost of the reinsurance is generally constant at 6%, the effect of the reinsurance on the various components of pre-tax income will vary from period to period, depending on the level of ceded losses. The 2015 restructuring of the reinsurance transaction caused volatility in our 2015 premium yield and we expect it to modestly reduce our premium yield in 2016.
In addition to the effect of reinsurance on our premium yield, we expect a modest decline in premium yield resulting from the premium rates themselves: the books we wrote before 2009, which have a higher average premium rate than subsequent books, are expected to continue to decline as a percentage of the insurance in force; and the average premium rate on these books is also expected to decline as the premium rates reset to lower levels at the time the loans reach the ten-year anniversary of their initial coverage date. However, for loans that have utilized HARP, the initial ten-year period was reset to begin as of the date of the HARP transaction. As of September 30, 2016, approximately 4%, 7% and 3% of our primary risk in force was written in 2006, 2007, and 2008, respectively, was not refinanced under HARP and is subject to a reset after ten years.
The circumstances in which we are entitled to rescind coverage have narrowed for insurance we have written in recent years. During the second quarter of 2012, we began writing a portion of our new insurance under an endorsement to our then existing master policy (the “Gold Cert Endorsement”), which limited our ability to rescind coverage compared to that master policy. The Gold Cert Endorsement is filed as Exhibit 99.7 to our quarterly report on Form 10-Q for the quarter ended March 31, 2012 (filed with the SEC on May 10, 2012).

To comply with requirements of the GSEs, we introduced our current master policy in 2014. Our rescission rights under our current master policy are comparable to those under our previous master policy, as modified by the Gold Cert Endorsement, but may be further narrowed if the GSEs permit modifications to them. Our current master policy is filed as Exhibit 99.19 to our quarterly report on Form 10-Q for the quarter ended September 30, 2014 (filed with the SEC on November 7, 2014). All of our primary new insurance on loans with mortgage insurance application dates on or after October 1, 2014, was written under our current master policy. As of September 30, 2016, approximately 60% of our flow, primary insurance in force was written under our Gold Cert Endorsement or our current master policy.
From time to time, in response to market conditions, we change the types of loans that we insure and the requirements under which we insure them. We also change our underwriting guidelines, in part through aligning some of them with Fannie Mae and Freddie Mac for loans that receive and are processed in accordance with certain approval recommendations from a GSE automated underwriting system. As a result of changes to our underwriting guidelines and requirements and other factors, our business written beginning in the second half of 2013 is expected to have a somewhat higher claim incidence than business written in 2009 through the first half of 2013. However, we believe this business presents an acceptable level of risk. Our underwriting requirements are available on our website at http://www.mgic.com/underwriting/ index.html. We monitor the competitive landscape and will make adjustments to our pricing and underwriting guidelines as warranted. We also make exceptions to our underwriting requirements on a loan-by-loan basis and for certain customer programs. Together, the number of loans for which exceptions were made accounted for fewer than 2% of the loans we insured in each of 2015 and the first three quarters of 2016.
Even when housing values are stable or rising, mortgages with certain characteristics have higher probabilities of claims. These characteristics include loans with higher loan-to-value ratios, lower FICO scores, limited underwriting, including limited borrower documentation, or higher total debt-to-income ratios, as well as loans having combinations of higher risk factors. As of September 30, 2016, approximately 14.7% of our primary risk in force consisted of loans with loan-to-value ratios greater than 95%, 4.0% had FICO scores below 620, and 3.9% had limited underwriting, including limited borrower documentation, each attribute as determined at the time of loan origination. A material number of these loans were originated in 2005 - 2007 or the first half of 2008. For information about our classification of loans by FICO score and documentation, see footnotes (1) and (2) to the composition of primary default inventory table under “Results of Consolidated Operations – Losses – Losses incurred” in Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K filed with the SEC on February 26, 2016.
As of September 30, 2016, approximately 2% of our primary risk in force consisted of adjustable rate mortgages in which the initial interest rate may be adjusted during the five years after the mortgage closing (“ARMs”). We classify as fixed rate loans adjustable rate mortgages in which the initial interest rate is fixed during the five years after the mortgage closing. If interest rates should rise between the time of origination of such loans and when their interest rates may be reset, claims on ARMs and adjustable rate mortgages whose interest rates may only be adjusted after five years would be substantially higher than for fixed rate loans. In addition, we have insured “interest-only” loans, which may also be ARMs, and loans with negative amortization features, such as pay option ARMs. We believe claim rates on these loans will be substantially higher than on loans without scheduled payment increases that are made to borrowers of comparable credit quality.
Although we attempt to incorporate these higher expected claim rates into our underwriting and pricing models, there can be no assurance that the premiums earned and the associated investment income will be adequate to compensate for actual losses even under our current underwriting requirements. We do, however, believe that our insurance written beginning in the second half of 2008 will generate underwriting profits.
The premiums we charge may not be adequate to compensate us for our liabilities for losses and as a result any inadequacy could materially affect our financial condition and results of operations.
We set premiums at the time a policy is issued based on our expectations regarding likely performance of the insured risks over the long-term. Our premiums are subject to approval by state regulatory agencies, which can delay or limit our ability to increase our premiums. Generally, we cannot cancel mortgage insurance coverage or adjust renewal premiums during the life of a mortgage insurance policy. As a result, higher than anticipated claims generally cannot be offset by premium increases on policies in force or mitigated by our non-renewal or cancellation of insurance coverage. The premiums we charge, and the associated investment income, may not be adequate to compensate us for the risks and costs associated with the insurance coverage provided to customers. An increase in the number or size of claims, compared to what we anticipate, could adversely affect our results of operations or financial condition. Our premium rates are also based in part on the amount of capital we are required to hold against the insured risk. If the amount of capital we are required to hold increases from the amount we were required to hold when a policy was written, we cannot adjust premiums to compensate for this and our returns may be lower than we assumed.
The losses we have incurred on our 2005-2008 books have exceeded our premiums from those books. Our current expectation is that the incurred losses from those books, although declining, will continue to generate a material portion of our total incurred losses for a number of years. The ultimate amount of these losses will depend in part on general economic conditions, including unemployment, and the direction of home prices.
We are susceptible to disruptions in the servicing of mortgage loans that we insure.
We depend on reliable, consistent third-party servicing of the loans that we insure. Over the last several years, the mortgage loan servicing industry has experienced consolidation and an increase in the number of specialty servicers servicing delinquent loans. The resulting change in the composition of servicers could lead to disruptions in the servicing of mortgage loans covered by our insurance policies. Further changes in the servicing industry resulting in the transfer of servicing could cause a disruption in the servicing of delinquent loans which could reduce servicers’ ability to undertake mitigation efforts that could help limit our losses. Future housing market conditions could lead to additional increases in delinquencies and transfers of servicing.
Changes in interest rates, house prices or mortgage insurance cancellation requirements may change the length of time that our policies remain in force.
The premium from a single premium policy is collected upfront and generally earned over the estimated life of the policy. In contrast, premiums from a monthly premium policy are received and earned each month over the life of the policy. In each year, most of our premiums received are from insurance that has been written in prior years. As a result, the length of time insurance remains in force, which is also generally referred to as persistency, is a significant determinant of our revenues. Future premiums on our monthly premium policies in force represent a material portion of our claims paying resources and a low persistency rate will reduce those future premiums. In contrast, a higher than expected persistency rate will decrease the profitability from single premium policies because they will remain in force longer than was estimated when the policies were written.
The monthly premium policies for the substantial majority of loans we insured provides that, for the first ten years of the policy, the premium is determined by the product of the premium rate and the initial loan balance; thereafter, a lower premium rate is applied to the initial loan balance. The initial ten-year period is reset when the loan is refinanced under HARP. The premiums on many of the policies in our 2005 book that were not refinanced under HARP reset in 2015 and the premiums on many of the policies in our 2006 book that were not refinanced under HARP will reset in 2016. As of September 30, 2016, approximately 4%, 7% and 3% of our primary risk-in-force was written in 2006, 2007 and 2008, respectively, was not refinanced under HARP, and is subject to a rate reset after ten years.
Our persistency rate was 78.3% at September 30, 2016, compared to 79.7% at December 31, 2015 and 82.8% at December 31, 2014. Since 2000, our year-end persistency ranged from a high of 84.7% at December 31, 2009 to a low of 47.1% at December 31, 2003.
Our persistency rate is primarily affected by the level of current mortgage interest rates compared to the mortgage coupon rates on our insurance in force, which affects the vulnerability of the insurance in force to refinancing. Our persistency rate is also affected by mortgage insurance cancellation policies of mortgage investors along with the current value of the homes underlying the mortgages in the insurance in force.
Your ownership in our company may be diluted by additional capital that we raise or if the holders of our outstanding convertible debt convert that debt into shares of our common stock.
As noted above under our risk factor titled “We may not continue to meet the GSEs’ private mortgage insurer eligibility requirements and our returns may decrease as we are required to maintain more capital in order to maintain our eligibility,” although we are currently in compliance with the requirements of the PMIERs, there can be no assurance that we would not seek to issue non-dilutive debt capital or to raise additional equity capital to manage our capital position under the PMIERs or for other purposes. Any future issuance of equity securities may dilute your ownership interest in our company. In addition, the market price of our common stock could decline as a result of sales of a large number of shares or similar securities in the market or the perception that such sales could occur.
At September 30, 2016, we had outstanding $390 million principal amount of 9% Convertible Junior Subordinated Debentures due in 2063 ("9% Debentures") (of which approximately $133 million was purchased by and is held by MGIC, and is eliminated on the consolidated balance sheet), $145 million principal amount of 5% Convertible Senior Notes due in 2017 ("5% Notes") and $208 million principal amount of 2% Convertible Senior Notes due in 2020 ("2% Notes"). The principal amount of the 9% Debentures is currently convertible, at the holder’s option, at an initial conversion rate, which is subject to adjustment, of 74.0741 common shares per $1,000 principal amount of debentures. This represents an initial conversion price of approximately $13.50 per share. We have the right, and may elect, to defer interest payable under the debentures in the future. If a holder elects to convert its debentures, the interest that has been deferred on the debentures being converted is also convertible into shares of our common stock. The conversion rate for such deferred interest is based on the average price that our shares traded at during a 5-day period immediately prior to the election to convert the associated debentures. We may elect to pay cash for some or all of the shares issuable upon a conversion of the debentures.
The 5% Notes are convertible, at the holder’s option, at an initial conversion rate, which is subject to adjustment, of 74.4186 shares per $1,000 principal amount at any time prior to the maturity date. This represents an initial conversion price of approximately $13.44 per share. Prior to January 1, 2020, the 2% Notes are convertible only upon satisfaction of one or more conditions. One such condition is that conversion may occur during any calendar quarter commencing after March 31, 2014, if the last reported sale price of our common stock for each of at least 20 trading days during the 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day. The notes are convertible at an initial conversion rate, which is subject to adjustment, of 143.8332 shares per $1,000 principal amount. This represents an initial conversion price of approximately $6.95 per share. 130% of such conversion price is $9.03. On or after January 1, 2020, holders may convert their notes irrespective of satisfaction of the conditions. We do not have the right to defer interest on our 5% Notes or 2% Notes. For a discussion of the dilutive effects of our convertible securities on our earnings per share, see Note 6 – “Summary of Significant Accounting Policies Earnings per Share” to our consolidated financial statements in our Quarterly Report on Form 10-Q filed with the SEC on August 1, 2016.

Our holding company debt obligations materially exceed our holding company cash and investments.
At September 30, 2016, we had approximately $329 million in cash and investments at our holding company and our holding company’s debt obligations were $1,168 million in aggregate principal amount, consisting of $145 million of 5% Notes, $208 million of 2% Notes, $425 million of 5.75% Senior Notes due in 2023 ("5.75% Notes"), and $390 million of 9% Debentures (of which approximately $133 million was purchased by and is held by MGIC, and is eliminated on the consolidated balance sheet). Annual debt service on the outstanding holding company debt as of September 30, 2016, is approximately $71 million (of which approximately $12 million will be paid to MGIC and will be eliminated on the consolidated income statement). For more information about the purchase by MGIC of a portion of our outstanding 9% Convertible Junior Subordinated Debentures, see "Management's Discussion and Analysis – Debt at Our Holding Company and Holding Company Capital Resources" in our Annual Report on Form 10-K filed with the SEC on February 26, 2016. We completed a public offering of the 5.75% Notes in August 2016. We used a portion of the net proceeds from the offering, together with, in certain cases, shares of our common stock, to purchase approximately $292 million aggregate principal amount of the 2% Notes. We used, and intend to use in the future, a portion of the net proceeds of the offering to purchase shares of our common stock to offset the shares used as partial consideration in the purchase of the 2% Notes. Any remaining proceeds will be added to our funds available for general corporate purposes. We may continue to purchase our debt securities in the future.
The Convertible Senior Notes, Senior Notes and Convertible Junior Subordinated Debentures are obligations of our holding company, MGIC Investment Corporation, and not of its subsidiaries. The payment of dividends from our insurance subsidiaries which, other than investment income and raising capital in the public markets, is the principal source of our holding company cash inflow, is restricted by insurance regulation. MGIC is the principal source of dividend-paying capacity and OCI authorization is required for MGIC to pay dividends. In each of April, June and September of 2016, MGIC paid $16 million dividends to our holding company, its first dividends since 2008, and we expect to continue to receive quarterly dividends. If any additional capital contributions to our subsidiaries were required, such contributions would decrease our holding company cash and investments. As described in our Current Report on Form 8-K filed on February 11, 2016, MGIC borrowed $155 million from the Federal Home Loan Bank of Chicago. This is an obligation of MGIC and not of our holding company.
We could be adversely affected if personal information on consumers that we maintain is improperly disclosed and our information technology systems may become outdated and we may not be able to make timely modifications to support our products and services.
We rely on the efficient and uninterrupted operation of complex information technology systems. All information technology systems are potentially vulnerable to damage or interruption from a variety of sources. As part of our business, we maintain large amounts of personal information on consumers. While we believe we have appropriate information security policies and systems to prevent unauthorized disclosure, there can be no assurance that unauthorized disclosure, either through the actions of third parties or employees, will not occur. Unauthorized disclosure could adversely affect our reputation and expose us to material claims for damages.
In addition, we are in the process of upgrading certain of our information systems that have been in place for a number of years. The implementation of these technological improvements is complex, expensive and time consuming. If we fail to timely and successfully implement the new technology systems, or if the systems do not operate as expected, it could have an adverse impact on our business, business prospects and results of operations.